Notice of Withdrawal of Tender

Regarding Shares in KKR Real Estate Select Trust Inc.

Tendered Pursuant to the Offer to Purchase

Dated March 14, 2025

The Offer and withdrawal rights will expire on April 11, 2025 and this Notice of Withdrawal must be received by the Fund’s Transfer Agent, either by mail, or by fax, or by email, by 4:00 p.m., Eastern Time, on April 11, 2025, unless the Offer is extended

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

PLEASE SEND COMPLETED FORMS TO YOUR FINANCIAL ADVISOR / PORTFOLIO MANAGER

You are responsible for confirming that this Notice is received timely by your Financial Advisor or Portfolio Manager. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

Ladies and Gentlemen:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Fund Name:

Fund Account #:

Account Name/Registration:

Address:

City, State, Zip

Telephone Number:

Email Address:

Financial Intermediary Firm Name:

Financial Intermediary Account #:

Financial Advisor Name:

Financial Advisor Telephone #:

The undersigned represents that the undersigned is the owner of the common stock in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing shareholder.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date
Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

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Regular Mail	Fax: (833) 674-0748

SS&C Global Investor & Distribution Solutions, Inc. Attn: KKR Democratized Access Vehicles c/o: SS&C GIDS, Inc. P.O. Box 219302 Kansas City, MO 64121-9302	FOR ADDITIONAL INFORMATION CALL: (855) 844-8655

Overnight Mail

SS&C Global Investor & Distribution Solutions, Inc.

Attn: KKR Democratized Access Vehicles

c/o: SS&C GIDS, Inc.

801 Pennsylvania Ave

Suite 219302

Kansas City, MO 64105-1307

Email:

KKRREDEEM.ai@sscinc.com

You have the right to withdraw your tendered Shares at any time until 4:00 p.m., Eastern Time, on April 11, 2025 or, if such tendered Shares have not been accepted by the Fund, at any time after May 8, 2025.

You are responsible for confirming that this Notice is received timely by SS&C Global Investor & Distribution Solutions, Inc., the Fund’s transfer agent. To assure good delivery, please send this page to SS&C Global Investor & Distribution Solutions, Inc. and not to your financial advisor. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

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